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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  February 26, 1999



                            CABLE TV FUND 15-A, LTD.
                            ------------------------
             (Exact name of registrant as specified in its charter)


        Colorado                      0-17733               84-1091413
-----------------------       ---------------------    ------------------
(State of Organization)       (Commission File No.)       (IRS Employer
                                                       Identification No.)

   P.O. Box 3309, Englewood, Colorado 80155-3309         (303) 792-3111
---------------------------------------------------    --------------------
(Address of principal executive office and Zip Code       (Registrant's
                                                           telephone no.
                                                       including area code)
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Item 2. Disposition of Assets
        ---------------------

        On February 26, 1999, Cable TV Fund 15-A, Ltd., a Colorado limited partnership (the "Partnership"), sold the cable television system serving the areas in and around the communities of Barrington, Lake Barrington, Deer Park, Long Grove, Elgin, South Elgin, Hawthorn Woods, Kildeer, Lake Zurich, Indian Creek, Vernon Hills and certain unincorporated areas of Cook, Kane and Lake Counties, all in the State of Illinois (the "Barrington System") and the cable television system serving the communities of Flossmoor, La Grange, La Grange Park, Riverside, Indianhead Park, Hazel Crest, Thornton, Lansing, Matteson, Richton Park, University Park, Crete, Olympia Fields, Western Springs and certain unincorporated areas of Will and Cook Counties, all in the State of Illinois (the "South Suburban System") to an unaffiliated party for a sales price of $175,000,000, subject to customary closing adjustments. The sale was approved by the holders of a majority of the limited partnership interests of the Partnership.

        From the proceeds of the Barrington System's and the South Suburban System's sales, the Partnership repaid all of its indebtedness, which totaled $84,079,773, paid a brokerage fee to The Intercable Group, Ltd., a subsidiary of the general partner of the Partnership, totaling approximately $4,374,484, representing 2.5 percent of the $174,979,350 adjusted total sales price, for acting as a broker in this transaction, settled working capital adjustments, and deposited $5,298,000 into an indemnity escrow account. The Partnership will distribute the remaining sale proceeds of $82,551,081 to the Partnership's partners of record as of February 26, 1999 in March 1999. This distribution will provide the limited partners an approximate return of $774 for each $1,000 limited partnership interest. Because limited partners will not receive distributions in an amount equal to 100 percent of the capital initially contributed to the Partnership by the limited partners plus an amount equal to 6 percent per annum, cumulative and noncompounded, on an amount equal to their initial capital contributions, the general partner will not receive a general partner distribution from the proceeds of the sales of the Barrington System and the South Suburban System.

        The $5,298,000 of the sale proceeds placed in the indemnity escrow account will remain in escrow from the closing date until November 15, 1999 as security for the Partnership's agreement to indemnify the buyer under the asset purchase agreement. The Partnership's primary exposure, if any, will relate to the representations and warranties made about the Barrington System and the South Suburban System in the asset purchase agreement. Any amounts remaining from this indemnity escrow account and not claimed by the buyer at the end of the escrow period plus interest earned on the escrowed funds will be returned to and distributed by the Partnership. From this amount, the Partnership will pay any remaining liabilities and it will then distribute the balance to the limited

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partners of record as of February 26, 1999.  The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account have been distributed. Since the Barrington System and the South Suburban System represented the only operating assets of the Partnership, the Partnership will be liquidated and dissolved upon the final distribution of any amounts remaining from the indemnity escrow account, most likely in the fourth quarter of 1999. If any disputes with respect to the indemnification arise, the Partnership would not be dissolved until such disputes were resolved, which could result in the Partnership continuing in existence beyond 1999.

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Item 7. Financial Statements and Exhibits
        ---------------------------------

        a. Historical financial statements.

           Not applicable.

        b. Pro forma financial statements.

           A description of the pro forma financial information of Cable TV Fund 15-A, Ltd. reflecting the disposition of the Barrington System and the South Suburban System is attached.

        c. Exhibits.
           --------

           2.1 Asset Purchase Agreement dated August 7, 1998 between Cable TV Fund 15-A, Ltd. and TCI Communications, Inc. is incorporated by reference from the Preliminary Proxy Statement of Cable TV Fund 15-A, Ltd. (Commission File No. 0-17733) filed with the Securities and Exchange Commission on October 16, 1998.

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                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CABLE TV FUND 15-A, LTD.
                              By Jones Intercable, Inc.
                                 its General Partner


                                 By:     /s/ Elizabeth M. Steele
                                         -----------------------
                                         Elizabeth M. Steele
March 15, 1999                           Vice President and Secretary

(40956)

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                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                            CABLE TV FUND 15-A, LTD.



     As a result of the sale of the Barrington System and the South Suburban System, the only remaining asset of the Partnership is $5,298,000, held in escrow until November 15, 1999, as security for the Partnership's agreement to indemnify the buyer under the asset purchase agreement. The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account have been distributed, at which time the Partnership will be liquidated. Accordingly, unaudited pro forma financial information is not presented.

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